PROSPECTUS SUPPLEMENT NO. 6
                                $994,750,000
                              SPX CORPORATION
                   LIQUID YIELD OPTION(TM) NOTES DUE 2021
                            (ZERO COUPON-SENIOR)
                                    AND
                        COMMON SHARES ISSUABLE UPON
                  CONVERSION AND/OR PURCHASE OF THE LYONS

          This prospectus supplement supplements the prospectus dated May 10, 2001 of SPX Corporation, as supplemented June 6, 2001, July 2, 2001, July 18, 2001, August 30, 2001 and October 11, 2001, relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $994,750,000 aggregate principal amount at maturity of LYONs and the common shares issuable upon conversion, and/or purchase by us, of the LYONs. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

          The table of Selling Securityholders contained on page 53 of the prospectus is hereby amended to add the entities who are named below as selling securityholders.

                                                     AGGREGATE PRINCIPAL     PERCENTAGE OF       NUMBER OF       PERCENTAGE OF
                                                    AMOUNT AT MATURITY OF        LYONS         COMMON SHARES     COMMON SHARES
                        NAME                       LYONS THAT MAY BE SOLD     OUTSTANDING   THAT MAY BE SOLD(1)  OUTSTANDING(2)
    -------------------------------------------   ------------------------  --------------  -------------------  --------------

    Fidelity Devonshire Trust: Fidelity           $  42,190,000                   4.24            203,001              *
      Equity-Income Fund......................
    Fidelity Puritan Trust: Fidelity Puritan      $  24,240,000                   2.44            116,633              *
    Fund......................................
    Variable Insurance Products Fund: Equity      $  19,570,000                   1.97             94,163              *
      Income Portfolio........................
    Marathon Master Fund, Ltd.................    $     800,000                     *               3,849              *


          Additionally, the following represents updated information regarding the selling securityholders listed in the Selling Securityholders table in the prospectus:

                                                     AGGREGATE PRINCIPAL     PERCENTAGE OF       NUMBER OF       PERCENTAGE OF
                                                    AMOUNT AT MATURITY OF        LYONS         COMMON SHARES     COMMON SHARES
                        NAME                       LYONS THAT MAY BE SOLD     OUTSTANDING   THAT MAY BE SOLD(1)  OUTSTANDING(2)
    -------------------------------------------   ------------------------  --------------  -------------------  --------------

    Chrysler Corporation Master Retirement         $  14,585,000(**)              1.47            70,177               *
      Trust...................................
    State of Connecticut Combined Investment       $  13,405,000(**)              1.35            64,499               *
      Funds...................................
    OCM Convertible Trust.....................     $  10,000,000(**)               1.0            48,116               *
    Bear, Stearns & Co. Inc...................     $   7,500,000(**)                *             36,087               *

    White River Securities L.L.C..............     $   7,500,000(**)                *             36,087               *
    State Employees' Retirement Fund of the        $   6,210,000(**)                *             29,880               *
      State of Delaware.......................
    Merrill, Lynch, Pierce, Fenner and Smith       $   6,975,000                    *             33,560               *
    Inc.......................................
    KBC Financial Products USA................     $   4,500,000(**)                *             21,652               *
    Delta Air Lines Master Trust (c/o Oaktree      $   4,170,000(**)                *             20,064               *
      Capital Management, LLC)................
    Partner Reinsurance Company Ltd...........     $   2,420,000(**)                *             11,644               *
    Delta Pilots D & S Trust..................     $   2,050,000(**)                *              9,863                *
    Motion Picture Industry Health Plan -          $   1,440,000(**)                *              6,928                *
      Active Member Fund......................
    Motion Picture Industry Health Plan -          $     720,000(**)                *              3,464                *
      Retiree Member Fund.....................
    Worldwide Transactions Ltd................     $   1,262,000(**)                *              6,072                *

------------------------------------------------------------------------------------------------------------------------------

 * Less than one percent (1%).
** Reflects revised total position of the selling securityholder.

(1) Assumes conversion of all of the holder's LYONs at a conversion rate of
    4.8116 common shares per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under "Description of the LYONs -- Conversion Rights." As a result, the number of common shares issuable upon conversion of the LYONs may increase or decrease in the future. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 40,075,136 common shares outstanding as of September 21, 2001. In calculating this amount for each holder, we treated as outstanding the number of common shares issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's LYONs. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.


          Investing in the LYONs involves risks that are described in the "Risk Factors" section beginning on page 8 of the prospectus.

          Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       The date of this prospectus supplement is October 23, 2001.

(TM)TRADEMARK OF MERRILL LYNCH & CO., INC.